Exhibit 99.1

Transcript of Interview with
Michael A. Martino, CEO of Ampio Pharmaceuticals, Inc.
October 5, 2023 Emerging Growth Conference

1.	Ana Berry of Emerging Growth Conference: Welcome back everyone. Next we have Ampio Pharmaceuticals, Inc., which trades on the Nasdaq[1] [sic] under the symbol AMPE. It’s a development stage biopharmaceutical company focused on the discovery and development of novel therapies aimed at treating common inflammatory conditions for which there are limited treatment options. I’m here with Mike Martino, the CEO of Ampio Pharmaceuticals. So Mike, welcome. You joined the Board of Ampio in October of 2021 and you were named interim CEO that December. So, over the next four months, Ampio made several important public announcements that weren’t well received by investors. So what can you tell us about those announcements?

Mike Martino, CEO of Ampio Pharmaceuticals: Thank you, Ana. And hello, everyone. It’s a pleasure to be here to share the re-emerging Ampio story. Ana, before I get to your question, I need to refer everyone to the Forward-Looking Statements and Risk and Uncertainties section of our public filings, which are incorporated by reference in my comments today.

Yes, so Ana, it’s been an interesting journey. Shortly after I joined the company we made discoveries, and over a period of time investigated those discoveries and made several important disclosures. Those are all available publicly today, so I’m not going to summarize them here. What I can say is that, ultimately, decisions were made to discontinue the development of Ampion, which was the company’s Phase 3 drug for the treatment of osteoarthritis of the knee. We significantly restructured our governance, processes, systems, and frankly, people, and we also significantly downsized our footprint, both in terms of reducing the size of the employee team and eliminating our fixed commitment to bricks & mortar.

The good news, where I’d like to focus going forward, is that the cumulative experiences with Ampion, which by the way comprised the treatment of over 1,500 patients in a variety of clinical trials over a period of about ten years, have really informed the development of a new drug, and that’s OA-201. And we believe, based on multiple and replicable preclinical studies to date, that OA-201 has the potential to reduce both pain and cartilage degeneration in patients suffering from osteoarthritis of the knee.

Just to frame that market opportunity for a moment before we move forward, knee pain is actually the second largest cause of pain in adults around the world, and not surprisingly I guess, lower back pain is number one. About 32 million Americans suffer from osteoarthritis knee pain, and the currently available therapies may mask the pain, but they really don’t address the underlying cause of the disease. So as a result, osteoarthritis is a progressive, debilitating condition, and the current therapies just leave large, unmet needs. And many patients – you know, of the 32 million at any given point in time,

1 Ampio Pharmaceuticals is listed on the NYSE American.

probably only about 8 million are in active therapy, because the therapies just aren’t very good.

Nonetheless, this is over a $35 billion treatment market today, and it’s growing at 5-7% a year, driven by an aging population, and the increasing incidences of obesity, and diabetes. So we’re focused on a large market opportunity.

2.	Ana: Can you tell us a little bit more about the OA-201? Why do you think it will “work” when Ampion didn’t?

Mike: So, let’s start with Ampion. That was an ultra-filtrate of Human Serum Albumin which is a biologic, and Ampion consisted of three active ingredients that resulted from that filtration process. But as a filtrate of that biologic substance, the concentrations, and potencies of those active ingredients in the finished drug product, i.e. Ampion, were identical to the concentrations, and potencies in the starting material, Human Serum Albumin.

This is really important, because our detailed review of the over 1,500 patients that enrolled in Ampion trials suggested to us that the drug just wasn’t potent enough. In other words, there were clear trends and signals that Ampion reduced both pain and improved function in osteoarthritic knee patients but we could never consistently get over the statistical hurdle of proving superiority to controls required for FDA approval.

Those observations led us to explore an approach that enabled us to selectively increase concentrations and potencies and experiment with different combinations of those between the three ingredients. And frankly, what we ultimately concluded is that only one of those original ingredients delivered efficacy.

So, OA-201 is a small molecule drug. It consists of one active ingredient, that active ingredient is a natural metabolite, it’s formulated in much higher concentrations than in Ampion. And again, now in repeated preclinical studies, we’ve demonstrated superiority in both pain reduction and cartilage preservation to both controls and to Ampion.

3.	Ana: So, OA-201 is kind of a “new and improved Ampion”? Can you tell us about some development plans as well?

Mike: Well, I might think of it a little bit differently, because OA-201 is really a distinctly new drug with new and unique intellectual property that is not dependent on Ampion. We did start with Ampion because there was a significant clinical experience to learn from and we focused on how we could improve its potency and that resulted in OA-201, but it’s not really Ampion.

So, in terms of the program, I think you know I’m scheduled to be back with you in November, and my plan is to lay out a detailed development program, including timelines and budgets, at that point in time. What I can tell you today is that we have submitted a pre-IND meeting request to FDA. We expect to have their feedback on the questions and that request by the end of this year. That will put us in a position to file our IND and initiate a Phase 1/2 clinical study by Q3 of next year, so Q3 of 2024, and we expect to have safety and efficacy data from that study about a year thereafter, so Q3-Q4 of 2025.

In terms of cash, because of course you can’t develop drugs without cash, the incremental cash requirement to go from where we are today to the Phase 1/2 results is $26 million, which, by the way is a fraction of the time and money that was invested in Ampion development over the 10 years I’ve referenced. Of that $26 million, approximately $12 million is required to get us to IND approval and the setup and initiation of the Phase 1/2 trial and the balance would allow us to complete that trial and get to data, and, again, I expect to lay out more details on this when we talk again in November.

4.	Ana: So basically, Ampio is a classic reboot. So talk a little bit about why investors should be interested in your story, arguably a crowded market for these reboots, but tell us why.

Mike: Ana, you know, all the public speaking coaches say I shouldn’t say “that’s a great question,” but I can tell you it’s one that the board and myself have asked both ourselves and our advisors multiple times over this decision process. And where we are today is that we believe there are 5 reasons that Ampio represents an emerging value opportunity for investors:

(1)	The first is the market -- osteoarthritis of the knee is a large market, it’s a growing market, that growth is driven by things that are not going to go away, and there are compelling unmet needs in that market;
(2)	The second is the product -- while it’s a new product, it is a derivative of a product that has been studied in over 1,500 patients in approved clinical trials, and I think our learnings from that experience are material and give us a leg up on, frankly, the classical reboot;
(3)	The third reason is that OA-201, we believe, will be regulated as a small molecule drug, whereas Ampion was regulated as a biologic drug. As a result of that, we believe there’s a very clear regulatory pathway with precedence on clinical trial design and things like end points and statistical analysis plans, and that simply wasn’t the case with Ampion -- that was a very tortured regulatory pathway;
(4)	Fourth is our market cap. You know, we’re starting from a market cap that, let’s say, in the range of $3 to $4 million, and if you compare that to other companies with drugs at various stages of development in the orthopedic space, we believe that we have some relatively near-term value inflection points tied to executing our strategy and delivering some milestones. And again, those milestones include FDA feedback on the program later this year, IND in about a year, along with the initiation of the trial, followed by safety and efficacy data from that trial about a year thereafter;
(5)	And then finally I’d say, as a result of the decisions we’ve made over the past year or so, we’re a pretty lean virtual organization. We have six employees, we do not have fixed commitments to bricks and mortar, the management team and board have pretty extensive backgrounds in drug development, and we’ve augmented that, frankly, with a world-class team of scientific and clinical advisers, all with specific expertise in the orthopedic space, and experience developing drugs in that space and interfacing with both regulators and other thought leaders in that space. So when you add all of those things together, again, we think this is a compelling emerging value story. Of course, we have to execute the strategy, and we have to hit our deliverables, and that takes cash
5.	Ana: Absolutely. Well, Michael, we have time for one quick question from a longtime investor, Frank Carpenter. He says the stock used to have a cult following and he’s looking forward to it getting back there. So have you developed a timeline of milestones moving forward?

Mike: Well, I don’t know what to say about the cult following part of it. What I can say about the timeline today is to repeat, that we have filed a pre-IND meeting request with FDA, they’ve responded to that, we expect to have their feedback, or they’ve acknowledged that, we expect to have their feedback by the end of this year. We’re preparing to initiate the IND enabling preclinical studies that, of course, focused on things like toxicology and PKPD, and that would put us in a position to file the IND later in 2024 to begin the Phase 1/2 study in Q3 of 2024, with data to follow, both safety and advocacy data about a year later

6.	Ana: Wonderful. Well, thank you so much for your time today with this update. We look forward to having you give the full presentation in November. Thank you, Michael.

Mike: Thank you, Ana. Thank you, everybody.